Exhibit 99.1

      Eaton Reports Fourth Quarter Net Income of $1.44 Per Share, up 53 Percent on Record Fourth Quarter Revenue

             Eaton Increases Dividend by 12.5 Percent and
                     Announces 2-for-1 Stock Split

   CLEVELAND--(BUSINESS WIRE)--Jan. 21, 2004--

   Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.44 for the fourth quarter of 2003, an increase of 53 percent over net income per share of $.94 in the fourth quarter of 2002. Sales in the quarter were $2.08 billion, 17 percent above the same period in 2002 and a record for the fourth quarter. Net income was $114 million compared to $67 million in 2002, an increase of 70 percent.
   Net income in both periods included charges related to restructuring activities. Before restructuring charges, operating earnings per share in the fourth quarter of 2003 were $1.55 versus $.98 per share in 2002, an increase of 58 percent. Operating earnings for the fourth quarter of 2003 were $122 million compared to $69 million in 2002, an increase of 77 percent.
   For the full year 2003, sales were $8.06 billion, 12 percent above 2002, and the highest sales since 2000. Net income of $386 million increased 37 percent over 2002, and net income per share of $5.13 rose 31 percent. Operating earnings per share for 2003 of $5.45 rose 24 percent above 2002. Operating earnings in 2003 totaled $410 million versus $315 million in 2002, an increase of 30 percent.
   Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had a very good year. We are very pleased with our fourth quarter, which exceeded our previous guidance. Sales growth in the fourth quarter of 17 percent consisted of 7 percent from acquisitions, 4 percent from higher exchange rates, and 6 percent from organic growth. Our organic growth was made up of 4 percent growth in our end markets and 2 percent growth from outgrowing our end markets.
   "Our cash flow from operations in the fourth quarter was $357 million and totaled $874 million for all of 2003. We are particularly pleased with our continued strong cash flow, which is a function of our earnings growth and our success in keeping tight control over working capital."
   In light of strong full-year results and growing momentum in many of its markets, Eaton is taking the following actions:

   --  Splitting its stock 2-for-1

   -- Increasing its quarterly dividend by 12.5 percent, from $.48 per share to $.54 per share on a pre-split basis

   -- Contributing $75 million to its qualified pension plans in the United States

   -- Initiating a plan to repurchase 2.1 million shares on a pre-split basis to offset the shares issued during 2003 from the exercise of stock options.

   Further information concerning the timing of the stock split and payment of the quarterly dividend are included in a separate press release issued simultaneously with this release.
   "As we survey our end markets in 2004, we anticipate growth of approximately 4 percent," said Cutler. "As in 2003, we expect to outgrow our end markets by 2 to 3 percent. We will also record additional growth from the full year impact of the Delta acquisition, and from the new joint ventures we established during the year with Caterpillar, and with Shaanxi Fast Gear and Senstar in China.
   "We anticipate net income per share on a pre-split basis for the first quarter of 2004 to be $1.45 to $1.55, and for the full year to be $6.30 to $6.60. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions and joint ventures, are anticipated to be $1.50 to $1.60 on a pre-split basis for the first quarter of 2004, and $6.50 to $6.80 for the full year."

   Business Segment Results

   Fourth quarter sales of Eaton's largest business segment, Fluid Power, were $703 million, 13 percent above the fourth quarter of 2002. Both sales and operating profits for Fluid Power were fourth quarter records. Fluid Power markets grew 6 percent compared to the same period in 2002, with North American fluid power industry shipments up 4 percent, commercial aerospace markets up 1 percent, and defense aerospace markets up 22 percent. Operating profits in the fourth quarter were $61 million. Operating profits before restructuring charges were $64 million, up 45 percent compared to a year earlier, reflecting significantly improved results across most of the business.
   "The traditional mobile and industrial markets began to recover in the fourth quarter, reflecting the pickup in capital goods expenditures," said Cutler. "We anticipate that this recovery will gather steam during 2004, resulting in the first year of growth in these markets since 2000.
   "The commercial and defense aerospace markets grew as we expected in the fourth quarter," said Cutler. "We foresee no growth in commercial aerospace during 2004, with modest growth in defense aerospace."
   In the Electrical segment, fourth quarter sales were $612 million, up 27 percent over 2002. Excluding the impact of the Delta and Commonwealth Sprague Capacitor acquisitions and the new joint venture formed with Caterpillar, fourth quarter sales were up 6 percent compared to 2002. Operating profits in the fourth quarter were $44 million. Operating profits before restructuring charges were $54 million, up 32 percent from results in 2002.
   "End markets for our electrical business grew about 1 percent during the fourth quarter," said Cutler. "We anticipate that growth will begin to accelerate over the course of 2004."
   "We are pleased that the profit margin of our electrical business, excluding recent acquisitions and joint ventures, was 10 percent for the second quarter in a row, and that the Delta acquisition posted modest profits in the fourth quarter," said Cutler.
   The Automotive segment posted fourth quarter sales of $423 million, 7 percent above the comparable quarter of 2002. Automotive production in NAFTA and Europe was flat compared to the fourth quarter of 2002. Operating profits were $60 million, up 13 percent.
   "Automotive segment revenue considerably outpaced its end markets in the fourth quarter, consistent with its performance all year," said Cutler. "As we expected, our margins rebounded to 14 percent in the quarter, reflecting improved performance on several new program launches that had reduced margins in the second and third quarters.
   "For 2004, we anticipate flat markets for both NAFTA and European automotive production. Based on new product wins already awarded, we believe we will outgrow these end markets as we did during 2003," said Cutler.
   The Truck segment posted sales of $345 million in the fourth quarter, up 26 percent compared to 2002, and recorded operating profits of $54 million, more than double the profit earned in the fourth quarter of 2002. NAFTA heavy-duty production was up 19 percent compared to 2002, NAFTA medium-duty production was up 13 percent, European truck production was down 4 percent, and Brazilian vehicle production was down 4 percent.
   "Fourth quarter production of NAFTA heavy-duty trucks totaled 50,000 units, slightly more than in the third quarter," said Cutler. "Orders for new NAFTA heavy-duty trucks in December were 26,000 units. As a result, we believe that production in the first quarter of 2004 will be about 55,000 units, with growth accelerating as the year progresses. For all of 2004, we believe that the NAFTA heavy-duty market is likely to total 240,000 units."

   Eaton is a global diversified industrial manufacturer with 2003 sales of $8.1 billion that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent systems for fuel economy and safety in trucks. Eaton has 51,000 employees and sells products to customers in more than 100 countries.

   Notice of Conference Call: Eaton's conference call to discuss its fourth quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

   This news release contains forward-looking statements concerning the first quarter 2004 and full year 2004 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, our growth from acquisitions and joint ventures, and the repurchase of shares. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

   Financial Results

   The company's comparative financial results for the three months and year ended December 31, 2003 and 2002 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                               Three months ended  Twelve months ended
                                   December 31         December 31
(Millions except for           ------------------- -------------------
 per share data)                 2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales                      $  2,083  $  1,775  $  8,061  $  7,209
Income before income taxes          145        92       508       399
Net income                          114        67       386       281

Net income per Common Share
 assuming dilution             $   1.44  $   0.94  $   5.13  $   3.92
Average number of
 Common Shares outstanding         78.4      71.6      75.2      71.7

Net income per
 Common Share basic            $   1.48  $   0.95  $   5.21  $   3.98
Average number of
 Common Shares outstanding         76.7      70.9      74.0      70.6

Cash dividends paid
 per Common Share              $   0.48  $   0.44  $   1.84  $   1.76

Reconciliation of net income
 to operating earnings
----------------------------
Net income                     $    114  $     67  $    386  $    281
Excluding reconciling
 items (after-tax)
  Restructuring charges               8         2        24        41
  Contribution to Eaton
   Charitable Fund                    -         -         -         6
  Gain on sale of business            -         -         -       (13)
                                --------  --------  --------  --------
Operating earnings             $    122  $     69  $    410  $    315
                                ========  ========  ========  ========

Net income per Common Share
 assuming dilution             $   1.44  $   0.94  $   5.13  $   3.92
Per share impact of
 reconciling items                 0.11      0.04      0.32      0.48
                                --------  --------  --------  --------
Operating earnings
 per Common Share              $   1.55  $   0.98  $   5.45  $   4.40
                                ========  ========  ========  ========


See accompanying notes.

Eaton Corporation
Statements of Consolidated Income

                               Three months ended  Twelve months ended
                                   December 31         December 31
(Millions except for           ------------------- -------------------
 per share data)                 2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales                      $  2,083  $  1,775  $  8,061  $  7,209

Costs of products sold            1,505     1,306     5,897     5,272
Selling & administrative
 expense                            356       300     1,351     1,217
Research & development expense       55        47       223       203
Interest expense-net                 19        24        87       104
Gain on sale of business              -         -         -       (18)
Other (income) expense-net            3         6        (5)       32
                                --------  --------  --------  --------
Income before income taxes          145        92       508       399
Income taxes                         31        25       122       118
                                --------  --------  --------  --------
Net income                     $    114  $     67  $    386  $    281
                                ========  ========  ========  ========

Net income per Common Share
 assuming dilution             $   1.44  $   0.94  $   5.13  $   3.92
Average number of
 Common Shares outstanding         78.4      71.6      75.2      71.7

Net income per
 Common Share basic            $   1.48  $   0.95  $   5.21  $   3.98
Average number of
 Common Shares outstanding         76.7      70.9      74.0      70.6

Cash dividends paid
 per Common Share              $   0.48  $   0.44  $   1.84  $   1.76


See accompanying notes.

Eaton Corporation
Business Segment Information

                               Three months ended  Twelve months ended
                                   December 31         December 31
                               ------------------- -------------------
(Millions)                       2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales
---------
Fluid Power                    $    703  $    622  $  2,786  $  2,456
Electrical                          612       482     2,313     1,993
Automotive                          423       397     1,690     1,594
Truck                               345       274     1,272     1,166
                                --------  --------  --------  --------
                               $  2,083  $  1,775  $  8,061  $  7,209
                                ========  ========  ========  ========
Operating profit
----------------
Fluid Power                    $     61  $     42  $    247  $    187
Electrical                           44        40       158       149
Automotive                           60        53       224       225
Truck                                54        25       168        90
                                --------  --------  --------  --------
                                    219       160       797       651
Corporate
---------
Amortization of
 intangible assets                   (3)       (7)      (21)      (23)
Interest expense-net                (19)      (24)      (87)     (104)
Gain on sale of business              -         -         -        18
Corporate expense-net               (52)      (37)     (181)     (143)
                                --------- --------  --------  --------
Income before income taxes          145        92       508       399
Income taxes                         31        25       122       118
                                --------  --------  --------  --------
Net income                     $    114  $     67  $    386  $    281
                                ========  ========  ========  ========


See accompanying notes.

Eaton Corporation
Condensed Consolidated Balance Sheets

                                                       December 31,
                                                    ------------------
(Millions)                                             2003      2002
                                                     -------   -------
Assets

Current assets
--------------
Cash                                                $    61   $    75
Short-term investments                                  804       353
Accounts receivable                                   1,190     1,032
Inventories                                             721       698
Deferred income taxes & other current assets            317       299
                                                     -------   -------
                                                      3,093     2,457
Property, plant & equipment-net                       2,076     1,955
Goodwill                                              2,095     1,910
Other intangible assets                                 541       510
Deferred income taxes & other assets                    418       306
                                                     -------   -------
                                                    $ 8,223   $ 7,138
                                                     =======   =======

Liabilities & Shareholders' Equity

Current liabilities
-------------------
Short-term debt & current portion of long-term debt $   302   $   201
Accounts payable                                        526       488
Accrued compensation                                    204       199
Accrued income & other taxes                            298       225
Other current liabilities                               796       621
                                                     -------   -------
                                                      2,126     1,734
Long-term debt                                        1,651     1,887
Postretirement benefits other than pensions             636       652
Deferred income taxes & other liabilities               693       563
Shareholders' equity                                  3,117     2,302
                                                     -------   -------
                                                    $ 8,223   $ 7,138
                                                     =======   =======


See accompanying notes.

Eaton Corporation
Notes to the Fourth Quarter 2003 Earnings Release
Dollars in millions, except per share data (per share data assume dilution)


Acquisitions of Businesses
--------------------------
On January 31, 2003, Eaton acquired the electrical business of Delta plc for approximately $215. The Delta business has operations in Europe and in the Asia Pacific area. The business' major electrical brands include MEM(R), Holec(TM), Bill(TM), Home Automation(TM), Elek(TM) and Tabula(TM).

On August 5, 2003, Eaton formed a joint venture with Caterpillar Inc. to provide switchgear products under the Cat brand name. The joint venture operates under the name Intelligent Switchgear Organization LLC and is 51% owned by Eaton. Eaton's investment in the joint venture is approximately $30.

Both of these businesses are included in the Electrical segment.

Restructuring Charges
---------------------
In 2003, Eaton incurred restructuring charges related primarily to the integration of the Boston Weatherhead fluid power business acquired in November 2002 and the electrical business of Delta plc acquired in January 2003. In 2002, the Company incurred charges to reduce operating costs across its business segments and certain corporate functions. The charges in 2002 were primarily a continuation of restructuring programs initiated in 2001. A summary of these charges follows:


                                 Three months ended December 31
                          --------------------------------------------
                                                          Operating
                                           Operating     profit before
                          Restructuring    profit as     restructuring
                             charges        reported       charges
                          -------------- -------------- --------------
                           2003    2002   2003    2002   2003    2002
                          ------  ------ ------  ------ ------  ------
Fluid Power               $   3   $   2  $  61   $  42  $  64   $  44
Electrical                   10       1     44      40     54      41
Automotive                    -       -     60      53     60      53
Truck                         -       2     54      25     54      27
                           -----   -----  -----   -----  -----   -----
                             13       5  $ 219   $ 160  $ 232   $ 165
                                          =====   =====  =====   =====
Corporate                     -      (1)
                           -----   -----
Total                     $  13   $   4
                           =====   =====
After-tax                 $   8   $   2
Per Common Share          $0.11   $0.04


                                 Twelve months ended December 31
                          --------------------------------------------
                                                          Operating
                                           Operating     profit before
                          Restructuring    profit as     restructuring
                              charges       reported       charges
                          -------------- -------------- --------------
                           2003    2002   2003    2002   2003    2002
                          ------  ------ ------  ------ ------  ------
Fluid Power               $  14   $  26  $ 247   $ 187  $ 261   $ 213
Electrical                   22      16    158     149    180     165
Automotive                    -       1    224     225    224     226
Truck                         -      16    168      90    168     106
                           -----   -----  -----   -----  -----   -----
                             36      59  $ 797   $ 651  $ 833   $ 710
                                          =====   =====  =====   =====
Corporate                     1       3
                           -----   -----
Total                     $  37   $  62
                           =====   =====
After-tax                 $  24   $  41
Per Common Share          $0.32   $0.57


The restructuring charges were included in the Statements of Consolidated Income in Costs of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the restructuring charges reduced Operating profit of the related business segment or were included in Corporate expense-net, as appropriate.

Pension and Other Postretirement Benefit Expense
------------------------------------------------
Pretax operating income for fourth quarter 2003 was reduced by $16 ($10 after-tax, or $0.13 per Common Share) compared to fourth quarter 2002 due to increased expense in 2003 resulting from the effect of the decline in stock market valuations on Eaton's pension fund assets, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2002. Pretax operating income for full year 2003 was similarly reduced by $66 ($43 after-tax, or $0.57 per Common Share) compared to full year 2002.

Gain on Sale of Business
------------------------
In July 2002, the Navy Controls business was sold resulting in a pretax gain of $18 ($13 after-tax, or $0.18 per Common Share).

Other (Income) Expense-Net
--------------------------
The change of $37 in Other (income) expense-net for full year 2003 compared to full year 2002 was primarily due to a gain of $3 in foreign exchange in 2003 versus a loss of $8 in 2002, a charge of $10 in 2002 for the contribution to the Eaton Charitable Fund, and various other items including $11 of reduced legal expenses and favorable legal settlements in 2003. The charge of $10 for the contribution to the Eaton Charitable Fund ($6 after-tax, or $0.09 per Common Share) was recorded in the third quarter of 2002. In Business Segment Information, this charge was included in Corporate expense-net.

Income Taxes
------------
The effective income tax rate for fourth quarter 2003 was 21.5% and 24.0% for full year 2003. The comparable rates in 2002 were 26.5% for the fourth quarter and 29.5% for the full year. The lower rates in 2003 reflect many factors, including higher operating earnings in international tax jurisdictions with lower income tax rates and increased use of international tax credit carryforwards.

Sale of Common Shares
---------------------
In June 2003, Eaton sold 3.7 million Common Shares for net proceeds of $296, which were used to pay down commercial paper and for general corporate purposes.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size, infrequency, or limited duration and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)